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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 1999



                                    FCNB CORP
             (Exact name of registrant as specified in its charter)


              MARYLAND                                       52-1479635
              --------                                       ----------
   (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                        Identification No.)


  7200 FCNB COURT, FREDERICK, MARYLAND                           21703
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 (Address of principal executive offices)                     (Zip Code)



        Registrant's telephone number, including area code: (301)662-2191


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FCNB Corp (the  "Company")  announced  today that it has restated fourth quarter
1998 and full year 1998 earnings as a result of a one-time, additional charge for income taxes relating to its 1996 merger with Laurel Bancorp, Inc (Laurel). The Company has been notified by the Internal Revenue Service (the Service) that the Service has taken under review the company's treatment of an income tax reserve for bad debts relating to the company's 1996 acquisition of Laurel and its subsidiary thrift. As a part of its acquisition of Laurel, the Company assumed an unrecorded deferred tax liability of approximately $1.6 million related to the special bad debt deduction for years before December 1, 1988 which thrifts were allowed. The Company determined that recognition of the deferred tax liability was not required as a result of the merger of Laurel and its subsidiary into the company and its subsidiary bank. The Service has raised issues related to the availability of an exemption from recapture of the bad debt reserve. The Company is reviewing the Service's position. The Company intends to vigorously contest the additional assessment, but has accrued $1.75 million as a reserve against such liability, reducing reported earnings and book value by approximately $0.17 per share. There can be no assurance, however, that the Company's argument will prevail. As a result of the reserve accrual, reported earnings for the fourth quarter have been restated as a loss of $252,000, or $0.03 per basic share; 1998 earnings have been restated as $8.06 million, or $0.80 per basic share. Core earnings of $2.8 million, or $0.28 per basic share, and $11.2 million, or $1.12 per basic share, for the quarter and year, respectively, remain unchanged.


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                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              FCNB CORP

                                              By:
                                                  ------------------------------
                                                  A. Patrick Linton, President


Dated: January 28, 1999
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                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              FCNB CORP

                                              By: /s/ A. Patrick Linton
                                                  ------------------------------
                                                  A. Patrick Linton, President

Dated:  January 28, 1999